Exhibit 99.2

Adverum Employee Email

Sender: Laurent Fischer, MD, President and CEO

Subject: Important Update on the Next Step in Our Adverum Journey

Send Date: October 24, 2025

Distribution: All Employees

Dear Adverum Team,

Since day one, our mission at Adverum has been clear: to establish gene therapy as the new standard of care for vision loss. Together, we have built a company and a product candidate, Ixo-vec, that stands as a potential paradigm-shifting innovation for patients with wet AMD. Every Adverum employee has played a vital role in advancing our science, our pipeline, and our reputation as pioneers in ocular gene therapy.

Today, I am excited to share a significant milestone in our journey. We have entered into a definitive agreement for Eli Lilly and Company to acquire Adverum. Lilly is a global leader in pharmaceutical innovation, and this proposed transaction is a powerful validation of our science, our people, and our mission. A copy of the press release announcing the transaction can be found here.

The transaction was unanimously approved by Adverum’s Board of Directors following a comprehensive evaluation of strategic alternatives. This evaluation process included numerous discussions with potential partners and buyers. In addition, the Board evaluated a range of potential sources of additional capital and financing options. It was determined that the merger agreement with Lilly, inclusive of the potential upside for Adverum’s stockholders of the contingent value right (CVR) as Lilly advances development of Ixo-vec, is in the best interests of Adverum and its stockholders.

What does this mean for us?

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Accelerated Potential Patient Impact: Lilly’s established leadership in multi-modality genetic medicine, industry-leading manufacturing, and global commercialization capabilities can help us bring Ixo-vec to patients worldwide, pending successful Phase 3 trials and regulatory approvals, delivering on our mission to seek to transform care for millions living with wet AMD.

•	Business Continuity: Until the proposed transaction closes, Adverum remains an independent company. Patients, investigators, and partners expect the same commitment and support from our team.

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Integration Planning: Our team will collaborate with Lilly to develop a comprehensive and well-considered integration strategy. Further decisions will be made as we approach closing, and we will keep you informed along the way.

Next Steps:

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Lilly is obligated to commence a tender offer as promptly as practicable but no later than 10 business days from today’s date to acquire all of Adverum’s outstanding shares for a price of $3.56 per share in cash at closing, plus a non-transferrable CVR to receive up to an aggregate of $8.91 per share in cash, payable upon achievement of specified regulatory and commercial milestones. We expect to close the proposed transaction in the fourth quarter of 2025, subject to satisfaction or waiver of required closing conditions.

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Please join us for an All-Employee Town Hall at 9:00 AM PT on Friday, 10/24/25 to discuss this news and answer your questions. A calendar invitation will follow shortly. We have attached a Frequently Asked Questions document to help address common questions. Please continue to send us your questions—they are invaluable in shaping our communications and supporting each other through this transition.

External Communications:

Announcements like these may draw increased attention. It is critical that we speak with one voice:

•	Please do not respond to external inquiries.

•	Forward all investor or media inquiries regarding our company and the proposed transaction to our Head of IR & Corporate Communications, Jason Awe at jawe@adverum.com.

•

Do not post or comment about the proposed transaction on social media or external forums. You can like or repost without adding any additional comments, but please do not post any comments of your own.

Thank You:

On behalf of the Board and leadership team, thank you for your dedication, resilience, and commitment to our mission and our patients.

This is only the beginning of an exciting new chapter. Let’s continue to support each other and our patients as we move forward, together.

Sincerely,

Laurent

Forward-looking Statements

This email contains forward-looking statements regarding Lilly’s proposed acquisition of Adverum, regarding prospective benefits of the proposed acquisition and Adverum’s gene editing programs for retinal disease, regarding potential contingent consideration amounts and terms, regarding the anticipated occurrence, manner and timing of the proposed tender offer and the closing of the proposed acquisition, regarding Adverum’s cash runway and prospects, regarding the potential availability of financing under the Promissory Note to Adverum, regarding Adverum’s product candidates and ongoing clinical and preclinical development, and regarding Lilly’s development of programs for ophthalmology and advancement of gene therapies. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, including with respect to consummating the proposed acquisition and any competing offers or acquisition proposals for Adverum, drug research, development and commercialization, Adverum’s prospects, uncertainties as to how many of Adverum’s stockholders will tender their stock in the tender offer, the effects of the proposed acquisition (or the announcement thereof) on Adverum’s stock price, relationships with key third parties or governmental entities, regulatory changes and developments, the impact of global macroeconomic conditions, including trade and other global disputes and interruptions, including related to tariffs, trade protection measures, and similar restrictions, transaction costs, risks that the proposed acquisition disrupts current plans and operations or adversely affects employee retention, potentially diverting management’s attention from Adverum’s ongoing business operations, changes in Adverum’s business during the period between announcement and closing of the proposed acquisition, and any legal proceedings that may be instituted related to the proposed acquisition. Actual results could differ materially due to various factors, risks and uncertainties. Among other things, there can be no guarantee that the proposed acquisition will be completed in the anticipated timeframe or at all, that the conditions required to complete the proposed acquisition or provide Adverum financing under the Promissory Note will be met, that any event, change or other circumstance that could give rise to the termination of the merger agreement or the Promissory Note will not occur, that Lilly will realize the expected benefits of the proposed acquisition, that product candidates will be approved on anticipated timelines or at all, that any products, if approved, will be commercially successful, that all or any of the contingent consideration will become payable on the terms described herein or at all, that Lilly’s financial results will be consistent with its expected 2025 guidance or that Lilly can reliably predict the impact of the proposed acquisition on its financial results or financial guidance. For further discussion of these and other risks and uncertainties, see Lilly’s and Adverum’s ’ most recent Form 10-K and Form 10-Q filings with the U.S. Securities and Exchange Commission (SEC). Except as required by law, neither Lilly nor Adverum undertakes any duty to update forward-looking statements to reflect events after the date of this filing.

Additional Information about the Acquisition and Where to Find It

The tender offer for all of the outstanding shares of Adverum described in this communication has not yet commenced. This email is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Lilly and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. A solicitation and offer to buy outstanding shares of Adverum will only be made pursuant to the tender offer materials that Lilly and its acquisition subsidiary intend to file with the SEC. At the time the tender offer is commenced, Lilly and its acquisition subsidiary will file tender offer materials on Schedule TO, and Adverum will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF ADVERUM ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF ADVERUM SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of Adverum at no expense to them at Lilly’s website at investor.lilly.com and (once they become available) will be mailed to the stockholders of Adverum free of charge. The information contained in, or that can be accessed through, Lilly’s website is not a part of, or incorporated by reference herein. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Lilly and Adverum file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Lilly and Adverum with the SEC for free on the SEC’s website at www.sec.gov.